EXHIBIT 99.8(S)

NAT SA II

AMENDMENT NO. 2 TO

FUND PARTICIPATION AGREEMENT

This Amendment modifies the Fund Participation Agreement (the “Agreement”), which was effective as of April 30, 2001, by and between National Integrity Life Insurance Company (“Company”) and Touchstone Variable Series Trust (the “Trust”).  This Amendment, which supplements and is a part of the Agreement, is effective as of December 31, 2009.

WHEREAS, the parties wish to amend the Agreement to add specific provisions as set forth herein; and

WHEREAS, the parties wish to add Touchstone Advisors, Inc. (“Advisor”) as a party to the Agreement for the limited purpose set forth in this Amendment; and

WHEREAS, the Advisor is the investment advisor to each Fund (as defined in the Agreement) and is duly registered as an investment advisor under the Investment Advisers Act of 1940, as amended;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust and the Advisor, agree as follows:

1.               Article 12.2(a) is amended by adding the following:

(5)  arise out of or result from any failure of the Funds to comply with diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code.

2.     Article 12.2 is amended to include the Advisor, as well as the Trust, as an indemnifying party.

3.     Exhibit A to the Agreement, which is also referred to as Schedule A in Section 14.1, is replaced with the Exhibit A attached and incorporated by reference.

4.             Trademarks

4.1           The Trust or its affiliates own all right, title and interest in and to the name, trademark and service mark “Touchstone” and such other trade names, trademarks and service marks as may be set forth on Exhibit C, as amended from time to time by written notice from the Trust to Company (the “Touchstone licensed marks”) and is authorized to use and to license other persons to use such marks.  Company is hereby granted a non-exclusive license to use the Touchstone licensed marks in connection with Company’s performance under this Agreement, subject to the terms and conditions set forth in this section.

4.2           The grant of license to Company (the “licensee”) shall terminate automatically upon termination of this Agreement.  Upon automatic termination, the licensee shall cease to use the Touchstone licensed marks, except that Company shall have the right to continue to service any outstanding Contracts bearing any of the Touchstone licensed marks.  Upon the Trust’s elective termination of this license, Company shall immediately cease to issue any new annuity or life

NAT SA II

insurance contracts bearing any of the Touchstone licensed marks and shall likewise cease any activity which suggests that it has any right under any of the Touchstone licensed marks or that it has any association with the Trust, except that Company shall have the right to continue to service outstanding Contracts bearing any of the Touchstone licensed marks.

4.3           During the term of this grant of license, the Trust may request that a licensee submit samples of any materials bearing any of the Touchstone licensed marks which were previously approved by the Trust but, due to changed circumstances, the Trust may wish to reconsider.  If, on reconsideration, or on initial review, respectively, any such samples fail to meet with the written approval of the Trust, then the licensee shall immediately cease distributing such disapproved materials.  The Trust’s approval shall not be unreasonably withheld, and the Trust or its affiliates, when requesting reconsideration of a prior approval, shall assume the reasonable expenses of withdrawing and replacing such disapproved materials.  The licensee shall obtain the prior written approval of the Trust for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

4.4  The licensee hereunder: (i) acknowledges and stipulates that, to the best of the knowledge of the licensee, the Touchstone licensed marks are valid and enforceable trademarks and/or service marks and that such licensee does not own the Touchstone licensed marks and claims no rights therein other than as a licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the Touchstone licensed marks pursuant to this grant of license shall inure to the benefit of the Trust or its affiliates.

5.             All capitalized terms not otherwise defined in this amendment have the same meaning as provided in the Agreement.  The terms and conditions of the Agreement remain in full force and effect except as specifically amended above.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Kevin L. Howard
Kevin L. Howard
Senior Vice President and General Counsel

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Jill T. McGruder
Jill T. McGruder, President

TOUCHSTONE ADVISORS, INC.

By:	/s/ Terrie A. Wiedendeft
Terrie A. Wiedenheft, Chief Financial Officer

NAT SA II

EXHIBIT A

to Amendment No. 2 to Fund Participation Agreement dated December 31, 2009

Funds:

Touchstone VST Baron Small Cap Growth Fund

Touchstone VST Core Bond Fund

Touchstone VST High Yield Fund

Touchstone VST Large Cap Core Equity Fund

Touchstone VST Mid Cap Growth Fund

Touchstone VST Money Market Fund

Touchstone VST Third Avenue Value Fund

Touchstone VST Aggressive ETF Fund

Touchstone VST Conservative ETF Fund

Touchstone VST Enhanced ETF Fund

Touchstone VST Moderate ETF Fund

Separate Accounts:

Separate Account I of National Integrity Life Insurance Company

Established May 19, 1986

1940 Act SEC Registration Number: 811-04846

Separate Account II of National Integrity Life Insurance Company

Established May 21, 1992

1940 Act SEC Registration Number: 811-07132

NAT SA II

EXHIBIT C

to Amendment No. 2 to Fund Participation Agreement dated December 31, 2009

TOUCHSTONE®

TOUCHSTONE INVESTMENTS®

TOUCHSTONE FAMILY OF FUNDS®

TOUCHSTONE FUNDS®